Exhibit 99.(p)(12)

Code of Ethics for Personal Investing

Fund Access Version 2025

Following the rules — in letter and in spirit

This Fund Access Version of the ***Code of Ethics*** contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a covered person (see Key Concepts on page 11).

You have a fiduciary duty to never place your personal interests ahead of the interests of Fidelity's clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. It also means avoiding any actual or potential conflicts of interest with the funds or Fidelity when managing your personal investments.

Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity's integrity, even if it does not expressly violate a rule, has the potential to harm Fidelity's reputation and may result in scrutiny or further action from the Ethics Office.

WHAT'S REQUIRED

Acknowledging that you understand the rules

When you begin working for Fidelity, and again each year, you are required to:

- acknowledge that you understand and will comply with all rules that apply to you
- authorize Fidelity to have access to all your covered accounts (see Key Concepts on page 11) and to obtain and review account and transaction data (including duplicate copies of non-Fidelity account statements) for compliance or employment-related purposes
- acknowledge that you will comply with any new or existing rules that become applicable to you in the future

To Do

- Promptly take action on any emails or alerts that you receive from the Ethics Office requiring you to acknowledge the Code of Ethics. All employees need to acknowledge within 10 days of receipt.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 1

Complying with securities laws

In addition to complying with these rules and other company-wide policies, you need to comply with U.S. securities laws and any other securities laws to which you are subject.

Reporting violations to the Ethics Office

If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation.

To Do

- Call the Ethics Office Service Line at 617-563-5566 or 800-580-8780.
- Call the Chairman's Line at 800-242-4762 if you would prefer to speak on a non-recorded line.

Disclosing securities accounts and holdings in covered securities

You must disclose all securities accounts — those that hold covered securities (see Key Concepts on page 11) and those that do not. You must also disclose all covered securities held in your covered accounts and those not held in an account. This rule covers not only securities accounts and holdings under your own name or control, but also those under the name or control (including trading discretion or investment control) of your covered persons (see Key Concepts on page 11). It includes securities accounts held at Fidelity as well as those held at other financial institutions. Information regarding these holdings must not be more than 45 days old when you submit it.

To Do

Employees newly subject to this rule

- Within 10 days of hire or of being notified by the Ethics Office that this version of the Code of Ethics applies to you, you will be asked to certify as to your understanding of the applicable Code of Ethics and, in conjunction with your certification, you will be required to disclose all your securities accounts and holdings in covered securities not held in an account. Submit the most recent statement for each securities account listed to the Ethics Office if not held at Fidelity.

Current employees

- Each year, you will be asked to complete an Annual Code of Ethics Certification. You will be required to confirm that all information previously disclosed is accurate and complete.
- As soon as any new securities account is opened, or a preexisting securities account becomes associated with you (such as through marriage or inheritance), complete an Account Disclosure Form (available at MyCompliance.fmr.com) with the new information and submit it promptly to the Ethics Office.
- On your next Quarterly Trade Verification, confirm that the list of disclosed securities accounts in the appropriate section of the report is accurate and complete.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 2

Automatic investment plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts according to a predetermined schedule and allocation.

An "automatic investment plan" includes a direct purchase plan, a dividend reinvestment plan, an employee compensation plan, an automatic investment plan with a public company, or similar program. The term does not include a schedule of automated transactions in covered securities in a covered account which is established and controlled by you or your covered person.

Moving covered accounts to Fidelity

You and your covered persons need to maintain all covered accounts (see Key Concepts on page 11) at Fidelity Brokerage Services LLC (FBS).

Exceptions — No Approval Required

You and your covered persons may open and/or maintain an account(s) at Digital Brokerage Services LLC (DBS) without obtaining prior approval from the Ethics Office.

Exceptions — Approval Required

With prior written approval from the Ethics Office, you and your covered persons can maintain a covered account at a broker-dealer other than FBS and/or DBS if any of the exceptions below apply. Note that approval must be obtained prior to opening any new covered account outside FBS (other than at DBS):

- it contains only securities that cannot be transferred
- it exists solely for investment products or investment services that FBS does not provide — Note: Approval will not be granted for requests based on ancillary account features or promotional offers
- it exists solely because your covered person's employer also prohibits external covered accounts
- it is a discretionary managed account (see Key Concepts on page 11)
- it is associated with an ESOP (employee stock option plan) in which a covered person is a participant through their current employer, or was from a previous employer, and for which the employee has options that have not yet vested
- it is associated with an ESPP (employee stock purchase plan) in which a covered person is a participant through their current employer
- it is required by a direct purchase plan, a dividend reinvestment plan, an employee compensation plan, or an automatic investment plan with a public company (each an "automatic investment plan") in which regularly scheduled purchases are made or planned on a predetermined basis
- it is required by a trust agreement
- it is associated with an estate of which you or any of your covered persons are the executor and involvement with the account is temporary
- transferring the account would be inconsistent with other applicable rules

To Do

- Transfer assets to an FBS account.
- Close all external covered accounts except for those that you have received written permission to maintain (other than DBS accounts). Note that you must disclose all covered accounts which were still open as of your date of hire, even if those accounts are in the process of being closed or transferred to an FBS account.
- For permission to maintain an external covered account, submit a completed Account Exception Request form (available at MyCompliance.fmr.com) to the Ethics Office. Follow the specific instructions for each type of account and provide a current statement for each account.
- Comply with any Ethics Office request for duplicate reporting, such as account statements and transaction reports.

Moving holdings in Fidelity funds to Fidelity

You and your covered persons need to maintain holdings in shares of Fidelity funds in a Fidelity account.

Exceptions — No Approval Required

- You and your covered persons can continue to maintain a preexisting interest in either of the following:
    - a Fidelity money market fund
    - a variable annuity or life insurance product whose underlying assets are held in Fidelity-advised funds
- You and your covered persons can hold shares of Fidelity funds in a DBS account

Exceptions — Approval Required

With prior written approval from the Ethics Office, you or your covered persons can maintain holdings in Fidelity funds in an account outside Fidelity (other than at DBS) if any of the following apply:

- the holdings are in a defined benefit or contribution plan, such as a 401(k), that is administered by a company at which a covered person is currently employed
- the holdings are in a retirement plan and transferring them would result in a tax penalty
- the holdings are in a discretionary managed account (see Key Concepts on page 11)
- maintaining the holdings in the external account is required by a trust agreement
- the holdings are associated with an estate of which you or any of your covered persons is the executor, and involvement with the account is temporary
- you can show that transferring the holdings would create a significant hardship

To Do

- Transfer shares of Fidelity funds to a Fidelity account except for those that you have received written permission to maintain (other than DBS accounts).
- For permission to maintain shares of Fidelity funds in an account at another financial institution, submit a completed Account Exception Request form (available at MyCompliance.fmr.com). Attach a current statement for each account you list on the form. Forward the form and statement(s) to the Ethics Office.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 3

Disclosing transactions of covered securities

You need to disclose transactions of covered securities made by you and your covered persons. For accounts held at FBS and DBS that you have disclosed, the Ethics Office will receive transaction reports automatically. For approved covered accounts held outside FBS or DBS, comply with any Ethics Office requests for duplicate reporting. For any other transactions in covered securities (for example, if you or any of your covered persons purchases interests in a Fidelity-advised investment product in a non-brokerage account outside Fidelity), you need to disclose this transaction information to the Ethics Office.

Exception

- You do not have to report transactions in a covered account if the transactions are being made through an approved discretionary managed account or under an automatic investment plan (see the side bar on page 6) and the details of the account or plan have been provided to the Ethics Office.

To Do

- For transactions in covered securities not made through a covered account, submit a completed Security Transactions report (available at MyCompliance.fmr.com) to the Ethics Office within 30 days following the end of the quarter in which the transaction was completed.
- When requested each quarter, promptly confirm or update your transaction history in covered securities on the Quarterly Trade Verification.
- Provide the details of any automatic investment plan to the Ethics Office.

Disclosing gifts and transfers of ownership of covered securities

You need to notify the Ethics Office of any covered securities that you or your covered persons give, donate, or transfer to another party, or that you or your covered persons receive from another party. This includes, among other things, inheritances of covered securities and donations of covered securities to charities.

To Do

- Complete a Security Transactions report (available at MyCompliance.fmr.com) within 30 days following the end of the quarter during which the gift or transfer was made.
- When requested each quarter, promptly confirm or update your history of giving, donating, transferring, or receiving covered securities on the Quarterly Trade Verification.

Exception

- You do not have to submit a Security Transactions report for any gifts, donations, or transfers of covered securities if being made to a Fidelity Charitable Giving Account. The Ethics Office will arrange to get reporting from Fidelity Charitable and will update the Quarterly Trade Verification.

Getting approval before engaging in private securities transactions

You and your covered persons need prior written approval from the Ethics Office for each and every intended investment in a private placement or other private securities transaction in covered securities, including non-public limited entities (e.g., limited partnerships, LLCs, S Corporations, or other legal entities). This includes any add-on, any subsequent investment, or any investment whose terms materially differ from any previous approval you may have received.

To Do

- Before engaging in any private securities transaction, submit a Private Securities Request form (available at MyCompliance.fmr.com).
- Report the final transaction within 30 days following the end of the quarter in which it was completed using a Security Transactions report (available at MyCompliance.fmr.com).
- When requested each quarter, promptly confirm or update your transaction history in private securities transactions on the Quarterly Trade Verification.
- Confirm your holdings in completing your Annual Code of Ethics Certification.

For private securities transactions offered by a Fidelity company, the Ethics Office will typically preapprove such investments for employees who are offered an opportunity to invest. In such cases, you will receive notification that the offering has been preapproved by the Ethics Office.

Prohibited transaction

You and your covered persons are prohibited from selling and/or offering your privately held shares into an IPO.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 4

Clearing trades in advance (pre-clearance)

You and your covered persons must obtain pre-clearance approval before placing any orders to buy, sell, or tender a covered security (see "How to Pre-Clear a Trade" in the sidebar). The purpose of this rule is to reduce the possibility of conflicts between personal trades in covered securities and trades made by the funds. When you apply for pre-clearance, you are not just asking for approval, you are giving your word that you and your covered persons:

- do not have any inside information on the security you want to trade (see Global Policy on Inside Information)
- are not using knowledge of actual or potential fund trades to benefit yourself or others
- believe the trade is available to the general investor on the same terms
- will provide any relevant information requested by the Ethics Office

Generally, requests will not be approved if it is determined that your transaction may take advantage of trading by the funds or create an actual or perceived conflict of interest with fund trades.

Note: If a non-covered person has authority to trade on one of your covered account(s), the non-covered person is also expected to pre-clear trades for that covered account.

The rules of pre-clearance

It is important to understand the following rules before requesting pre-clearance for a trade:

- You have to request — and receive — pre-clearance approval during the market session in which you intend to trade and prior to placing the trade.
- Pre-clearance approval is only good during the market session for which you receive it. If you do not trade during the market session for which you were granted approval, it expires.
- Place day orders only (orders that automatically expire at the end of the trading session). Good-til-cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted.
- Check the status of all orders at the end of the market session and cancel any orders that have not been executed. If any covered person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you.
- Trade only during the regular market hours, or the after-hours trading session, of the exchange(s) where the security in question is traded.
- Place requests for pre-clearance after the market has been open for a while, as pre-clearance is not available right at market opening. To find out when pre-clearance for a given market typically becomes available, visit preclear.fmr.com (internal) or preclear.fidelity.com (external).
- Unless an exception listed below applies or the Ethics Office has instructed you otherwise, these pre-clearance rules apply to all your covered accounts — including Fidelity accounts and any outside covered accounts that belong to you or any of your covered persons.

Exceptions

You do not need to pre-clear trades or transactions in certain covered securities. These include:

- shares of Fidelity funds
- exchange-traded funds (ETFs) (note that you and your covered persons are restricted from trading in single-stock ETFs)
- options and futures that are based on an index (e.g., S&P 100 and S&P 500) or that are based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 11 for an expanded list of non-covered securities)
- securities being transferred as a gift or a donation
- automatic dividend reinvestments
- subscription rights
- currency warrants
- the regular exercise of an employee stock option (note that any resulting sale of the underlying stock at current market prices must be pre-cleared)

With the prior written approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are:

- trades in a discretionary managed account (see Key Concepts on page 11)
- trades made through an automatic investment plan, the details of which have been disclosed to the Ethics Office in advance
- when you can show that a repeated rejection of your pre-clearance request is causing a significant hardship

To Do

- Before placing any trade in a covered security, pre-clear it using the Fidelity Global Pre-Clearance System, available at preclear.fmr.com (internal) and preclear.fidelity.com (external).
- Immediately cancel any good-til-cancelled orders in your covered accounts.

Delegating pre-clearance responsibilities

In very limited circumstances, you may, with the prior written approval of the Ethics Office, designate someone to obtain pre-clearance approvals for you. In such a case, the agent is responsible for obtaining the correct approvals, and you are responsible for maintaining reasonable supervision over that person's activities related to pre-clearance.

HOW TO PRE-CLEAR A TRADE

To avoid errors, use these step-by-step instructions:

1. Access the Fidelity Global Pre-Clearance System:
   Internal
   preclear.fmr.com
   External
   preclear.fidelity.com

   If you are unable to access the Fidelity Global Pre-Clearance System, call the Pre-Clearance Line at 617-563-5566 or 800-580-8780.

   Note that pre-clearance for FMR Co. equity traders and their covered persons is not available until noon local market time or as designated by the Ethics Office.
2. Accurately enter the details of the trade you would like to make. Do not trade unless you receive approval.
3. Place your order. Be sure your order is for the same security and direction as your pre-clearance approval. Do not place a good-til-cancelled order.
4. Check the status of your order at the end of the market session.
5. Cancel any orders that have not been executed.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 5

Option transactions under the 60-Day Rule

Option transactions can be matched either to a prior purchase of the underlying security or to prior option transactions in the opposite direction.

When matching an option transaction to prior purchases of the underlying security, opening an option position by selling a call or buying a put is treated as a sale and will be matched to any purchases of the underlying security made during the preceding 60 days.

When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days.

When exercising an option, the initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days. The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.

There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date. To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

Surrendering 60-day gains (60-Day Rule)

Any sale of covered securities in a covered account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the 60-day period). Any gain resulting from any matched transactions must be surrendered. For specific information about how certain option transactions are treated under this rule, see the sidebar and the examples below.

In addition, the premium received from the opening of an option position in which the expiration of that contract will occur within the next 60 days must be surrendered (e.g., selling a call to open or selling a put to open that expires within 60 days).

Gains are calculated differently under this rule than they would be for tax purposes. The tax lot of a position is not a factor in the calculation. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule.

Exceptions

This rule does not apply:

- to transactions in shares of Fidelity funds
- to transactions in options and futures on, or ETFs that track, the following indexes: Dow Jones Industrial Average, FTSE 100, FTSE 250, Hang Seng, MSCI China, MSCI EAFE, MSCI EM, NASDAQ 100, Nikkei 225, NSE S&P CNX Nifty (Nifty 50), Russell 1000, Russell 2000, Russell 3000, S&P 100, S&P 500, S&P Europe 350, S&P MidCap 400, and S&P/TSX 60
- to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 11 for an expanded list of non-covered securities)
- to transactions made in a discretionary managed account (see Key Concepts on page 11) that has been approved by the Ethics Office
- to transactions under an automatic investment plan, and the details of the plan have been provided to the Ethics Office
- to tax-planning transactions, provided that there is a demonstration of how the proposed transaction relates to the covered person's tax strategy; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office
- when the rule would impose a substantial unforeseen personal financial hardship on the employee; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office (note that an employee seeking relief must establish a bona fide financial hardship, such as unforeseen medical expenses, and should be prepared to demonstrate, among other things, that he or she possesses no other assets to meet the financial need)

To Do

- Before trading a covered security in a covered account that might trigger the 60-Day Rule, make sure you understand how much may have to be surrendered. The calculation may be complicated, especially if options or multiple prior purchases are involved. If you have any questions about this provision, call the Ethics Office at 617-563-5566 or 800-580-8780.
- To request permission for a tax-planning or hardship exception, you must contact the Ethics Office before trading. Allow at least two business days for your request to be considered. Approvals will be based on fund trading and other pre-clearance tests. You are limited to a total of five exceptions per calendar year across all your covered accounts.

EXAMPLES

Additional examples are available on MyCompliance in the 60-Day Rule Job Aid.

Example 1 The March 25 sale is matched to the February 2 purchase (not the January 20 purchase, which was more than 60 days prior). Surrendered: $500 ($5 x 100 shares)

Example 2 The March 25 call option sale is matched to the February 2 purchase of the underlying security (the call's execution price and expiration date are immaterial). Surrendered: $500 (the premium for selling the option)

Example 3 The March 25 call option purchase is a closing transaction and is matched to the February 2 sale (since that opening transaction was made within 60 days). Surrendered: $200 (difference between premium received and premium paid)


60 DAYS
JAN 20
Buy
100 shares
at $16 each
FEB 2
Buy
200 shares
at $10 each
MAR 1
Buy
200 shares
at $17 each
MAR 25
Sell
100 shares
at $15 each
FEB 2
Buy 100 shares
at $10 each
MAR 25
Sell call option to open
for 100 shares at $5;
receive $500 premium
FEB 2
Sell one call option to
open at $5; receive
$500 premium
MAR 25
Buy an identical call
option to close at $3;
pay $300 premium

Fidelity Internal Information

WHAT'S PROHIBITED

Trading restricted securities

Neither you nor your covered persons may trade a security that Fidelity has restricted. If you have been notified not to trade a particular security, neither you nor your covered persons may trade that security until you are notified that the restriction has been removed.

Note: Fidelity has restricted trading in all single-stock exchange traded products.

Short strategy restriction

The short position in a particular covered security may not exceed the number of shares of that security held in the same account. This restriction includes the following actions: selling securities short, buying puts to open, selling calls to open, as well as writing straddles, collars, and spreads. See the sidebar for additional detail on the treatment of options under this restriction.

Exceptions

- Options and futures on, or ETFs that track, the following indexes: Dow Jones Industrial Average, FTSE 100, FTSE 250, Hang Seng, MSCI China, MSCI EAFE, MSCI EM, NASDAQ 100, Nikkei 225, NSE S&P CNX Nifty (Nifty 50), Russell 1000, Russell 2000, Russell 3000, S&P 100, S&P 500, S&P Europe 350, S&P MidCap 400, and S&P/TSX 60
- Options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 11 for an expanded list of non-covered securities)

Participating in an IPO

Neither you nor your covered persons are allowed to participate in an initial public offering (IPO) of securities where no public market in a similar security of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet.

Exceptions

With prior written approval from the Ethics Office, you or your covered persons may participate if:

- you or your covered persons have been offered shares because you already own equity in the company
- you or your covered persons have been offered shares because you are a policyholder or depositor of a mutual company that is reorganizing into a stock company
- you or your covered persons have been offered shares because of employment with the company
- you or your covered persons want to participate in an IPO of a closed-end fund

To Do

- For written approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed Request Initial Public Offering (IPO) Exception form (available at MyCompliance.fmr.com).
- Do not participate in any IPO without prior written approval from the Ethics Office.

Participating in an investment club

Neither you nor your covered persons may participate in an investment club or similar entity.

Investing in a hedge fund

Neither you nor your covered persons may invest in a hedge fund, alternative investment, or similar investment product or vehicle.

Exceptions

- Investment products or vehicles issued or advised by Fidelity.
- A hedge fund, alternative investment, or similar investment product or vehicle that you or your covered persons bought before joining Fidelity. The prior written approval of your manager and the Ethics Office is required to qualify for this exception. Note that even if your request is approved, neither you nor your covered persons can make any further investments in the product.

To Do

- To request an exception, submit a Private Securities Request form (available at MyCompliance.fmr.com) to the Ethics Office.

Excessive trading

Excessive trading in covered accounts is strongly discouraged. In general, anyone trading covered securities more than 60 times (other than Fidelity funds) in a quarter across all their covered accounts should expect additional scrutiny of their trades. Note that you and your covered persons also need to comply with the policies in any Fidelity fund prospectus concerning excessive trading.

The Ethics Office monitors trading activity and may limit the number of trades allowed in your covered accounts during a given period (see the sidebar for additional detail).

Exceptions

- Trades in a discretionary managed account (see Key Concepts on page 11) that has been approved by the Ethics Office.
- Trades made through an automatic investment plan that has been disclosed to the Ethics Office in advance.

Selling short

Selling a security that is on loan to you from a broker-dealer (rather than owned by you) at the time you sell it.

Option transactions

The corresponding shares of the underlying security (100 shares for the standard US option contract) must be held long in the same account for each put option purchased and each call option sold to open. This is true regardless of the overall direction of the trade (e.g., while a long call spread is a bullish strategy, the corresponding shares of the underlying security must be held long in the same account for each call option sold).

Options cannot be used as coverage for other option positions (e.g., the long call option in a bull call spread cannot be used to cover the short call option).

You are not permitted to use the same underlying shares of a security to cover two different option transactions (e.g., if you own 100 shares of a stock, you can sell 1 covered call or buy 1 protective put using those shares to cover your short position, but you cannot execute both option transactions using the same underlying shares).

Excessive Trading

Employees are limited to 60 "block trades" in covered securities (excluding Fidelity funds) per calendar quarter across all covered accounts. Block trades are transactions that execute on the same day, in the same security, on the same side of the market, across all covered accounts.

Fidelity Internal Information

CODE OF ETHICS — FUND ACCESS VERSION 7

Fidelity Internal Information CODE OF ETHICS — FUND ACCESS VERSION VERSION 11 Buying securities of certain broker-dealers Neither you nor your covered persons are allowed to buy the securities of a broker-dealer or its parent company if the Ethics Office has restricted those securities. Trading after a research note Neither you nor your covered persons are allowed to trade a covered security of an issuer until two full business days have elapsed following the date of the publication of a research note on that issuer by any Fidelity entity. For purposes of clarity, the prohibited period begins with the publication of the note and continues for an additional two full business days. Profiting from knowledge of fund transactions You may not use your knowledge of transactions in funds or other accounts advised by any Fidelity entity to profit by the market effect of these transactions. Influencing a fund to benefit yourself or others The funds and accounts advised by Fidelity are required to act in the best interests of their shareholders and clients, respectively. Accordingly, you are prohibited from influencing any of these funds or accounts to act for the benefit of any party other than their shareholders or clients. For example, you may not influence a fund to buy, sell, or refrain from trading a security that would affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Fidelity. Attempting to defraud a client or fund Attempting to defraud a fund or an account advised by any Fidelity entity in any way is a violation of Fidelity’s rules and securities law. Using a derivative to get around a rule If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives. HOW WE ENFORCE THE CODE OF ETHICS The Ethics Office regularly reviews the forms and reports it receives. If these reviews turn up information that is incomplete, questionable, or potentially in violation of the Code of Ethics, the Ethics Office will investigate the matter and may contact you. If it is determined that you or any of your covered persons has violated the Code of Ethics, the Ethics Office or another appropriate party may take action. Among other things, subject to applicable law, potential actions may include: • aninformational memorandum • a written warning • a fine, a deduction from wages, disgorgement of profit, or other payment • a limitation or ban on personal trading • referral of the matter to Human Resources • dismissal from employment • referral of the matterto civil or criminal authorities • disclosure of the matter to a regulator as required by law or regulation Fidelity takes all Code of Ethics violations seriously, and, at least once a year, provides the funds’ trustees with a summary of actions taken in response to material violations of the Code of Ethics. You should be aware that other securities laws and regulations not addressed by the Code of Ethics may also apply to you, depending on your role at Fidelity. The Head of Ethics and their designees retain the discretion to interpret and grant exceptions to the Code of Ethics and to decide how the rules apply to any given situation for the purpose of protecting the funds and being consistent with the general principles and objectives of the Code of Ethics. Exceptions In cases where exceptions to the Code of Ethics are noted and you may qualify for them, you need to get prior written approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in the Code of Ethics, you may submit a written request to the Ethics Office. Your request will be considered by the Ethics Office, and you will be notified of the outcome. Appeals If you believe a request of yours has been incorrectly denied or that an action is not warranted, you may appeal the decision. To make an appeal, you need to provide the Ethics Office with a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating circumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attorney to represent you. The Ethics Office may arrange for senior management or other parties to be part of the review process. The Ethics Office will notify you in writing about the outcome of your appeal. HOW WE ENFORCE THE CODE OF ETHICS The Ethics Office regularly reviews the forms and reports it receives. If these reviews turn up information that is incomplete, questionable, or potentially in violation of the Code of Ethics, the Ethics Office will investigate the matter and may contact you. If it is determined that you or any of your covered persons has violated the Code of Ethics, the Ethics Office or another appropriate party may take action. Among other things, subject to applicable law, potential actions may include: • aninformational memorandum • a written warning • a fine, a deduction from wages, disgorgement of profit, or other payment • a limitation or ban on personal trading • referral of the matter to Human Resources • dismissal from employment • referral of the matterto civil or criminal authorities • disclosure of the matter to a regulator as required by law or regulation Fidelity takes all Code of Ethics violations seriously, and, at least once a year, provides the funds’ trustees with a summary of actions taken in response to material violations of the Code of Ethics. You should be aware that other securities laws and regulations not addressed by the Code of Ethics may also apply to you, depending on your role at Fidelity. The Head of Ethics and their designees retain the discretion to interpret and grant exceptions to the Code of Ethics and to decide how the rules apply to any given situation for the purpose of protecting the funds and being consistent with the general principles and objectives of the Code of Ethics. Exceptions In cases where exceptions to the Code of Ethics are noted and you may qualify for them, you need to get prior written approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in the Code of Ethics, you may submit a written request to the Ethics Office. Your request will be considered by the Ethics Office, and you will be notified of the outcome. Appeals If you believe a request of yours has been incorrectly denied or that an action is not warranted, you may appeal the decision. To make an appeal, you need to provide the Ethics Office with a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating circumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attorney to represent you. The Ethics Office may arrange for senior management or other parties to be part of the review process. The Ethics Office will notify you in writing about the outcome of your appeal.

Additional Rules for Traders, Research Analysts, and Portfolio Managers

Employees trading for the funds (traders), employees making investment recommendations for the funds (research analysts), and employees who manage a fund or a portion of a fund's assets (portfolio managers)

WHAT'S REQUIRED

Notification of your ownership of covered securities in a research note

You must check the box on a research note you are publishing to indicate any ownership, either by you or your covered persons, of any covered security of an issuer (see Key Concepts on page 11) that is the subject of the research note.

Disclosing trading opportunities to the funds before personally trading

There are three aspects to this rule:

Disclosing information received from an issuer
Any time you receive, directly from an issuer, material information about that issuer (that is not considered inside information), you must check to see if that information has been disclosed to the funds in a research note. If not, you must communicate that information to the funds before you or any of your covered persons personally trade any securities of that issuer.

To Do

- Confirm whether a Fidelity research note has been published with the relevant information.
- If not, publish a research note or provide the information to the relevant head of research.
- If you are a trader, disclose the information to the analyst covering the issuer.
- If you think you may have received inside information, follow the rules in the Global Policy on Inside Information (see page 15).

Disclosing information about an issuer that is assigned to you
If you are a research analyst, you must disclose in a research note material information you have about an issuer that is assigned to you before you or any of your covered persons personally trade a security of that issuer.

Exception

- You or any of your covered persons may be permitted to trade the assigned security in a covered account without publishing a research note if you have obtained the prior approval of both the relevant head of research and the Ethics Office.

To Do

- Publish a research note with the relevant information, and indicate any ownership interest in the issuer that you or your covered persons may have before personally trading a security you are assigned to cover.
    - *Note:* You will not be able to obtain pre-clearance approval for your personal trade until two full business days have elapsed (not including the day the note was published) following the publication of your research note.
- To request an exception to this rule, first contact the relevant head of research and seek approval. Then contact the Ethics Office for approval. Do not personally trade the security until you have received full approval.

Recommending trading opportunities
In addition, you must recommend for the funds, and, if you are a portfolio manager, trade for the funds, a suitable security before personally trading that security.

Fidelity Internal Information

CODE OF ETHICS— FUND ACCESS VERSION 9

WHAT'S PROHIBITED

Trading within seven days of a fund you manage

Neither you nor your covered persons are allowed to trade within seven calendar days (not including the day of the trade) before or after a trade is executed in any covered security of the same issuer (see Key Concepts on page 11) by any of the funds you manage.

Exceptions

- **When the rule would work to the disadvantage of a fund**
  You must never let a personal trade prevent a fund you manage from subsequently trading a covered security of the same issuer, if not making the trade would disadvantage the fund. However, you need approval from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the trade in your covered account.
- **When the conflicting fund trade results from standing orders**
  A personal trade may precede a fund trade in a covered security of the same issuer when the fund's trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund's holdings in response to fund cash flows.


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- **When the conflicting fund trade is the result of a proportional slice**
  A personal trade may precede a fund trade in a covered security of the same issuer when the fund's trade was conducted as part of the execution of a proportional slice across the fund for cash management or rebalancing purposes.
- **When the covered account is independently managed**
  This exception applies only to discretionary managed accounts (See Key Concepts on page 11) that have received Ethics Office approval.
- **When the conflicting personal trade or fund trade is in options or futures on, or ETFs that track, the following indexes:** Dow Jones Industrial Average, FTSE 100, FTSE 250, Hang Seng, MSCI China, MSCI EAFE, MSCI EM, NASDAQ 100, Nikkei 225, NSE S&P CNX Nifty (Nifty 50), Russell 1000, Russell 2000, Russell 3000, S&P 100, S&P 500, S&P Europe 350, S&P MidCap 400, and S&P/TSX 60
- **When the conflicting personal trade or fund trade is in options, futures, or ETFs based on one or more instruments that are not covered securities** (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 11 for an expanded list of non-covered securities).

To Do

- Before trading personally, consider whether there is any likelihood that you may be interested in trading a covered security of the same issuer in your assigned funds within seven calendar days following the day of the fund trade. If so, refrain from personally trading in a covered account.
- If a fund you manage has recently traded a security, you must delay any covered account trades in any covered security of the same issuer for seven calendar days following the day of the most recent fund trade.
- Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds.

Legal Information The *Code of Ethics for Personal Investing* constitutes the code of ethics required by Rule 17j-1 under the Investment Company Act of 1940 and by Rule 204A-1 under the Investment Advisers Act of 1940 for the Fidelity funds, investment advisers or principal underwriters, and any other entity designated by the Ethics Office.

Fidelity Internal Information

CODE OF ETHICS— FUNDACCESS VERSION 10

CODE OF ETHICS — FUND ACCESS VERSION VERSION 14 KEY CONCEPTS These definitions encompass broad categories, and the examples given are not all inclusive. If you have any questions regarding these definitions or application of these rules to a person, security, or account that is not addressed in this section, you can contact the Ethics Office for additional guidance. Covered person Fidelity is concerned not only that you observe the requirements of the Code of Ethics, but also that those in whose affairs you are actively involved observe the Code of Ethics. This means that the Code of Ethics can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction. This includes: • you • your spouse or domestic partner who shares your household Covered account The term “covered account” encompasses a fairly wide range of accounts. Important factors to consider are: • your actual or potential investment control over an account, including whether you have tradingauthority, power of attorney, or investment control over an account Specifically, a covered account is a brokerage account or any other type of account that holds, or is capable of holding, a covered security, and that belongs to, or is controlled Issuer An entity, including its wholly owned bank branch, foreign office, or term note program that offers securities or other financial instruments to investors. Discretionary Managed Account A covered account may be eligible for certain exceptions, as specified in the Code of Ethics, with prior written approval of the Ethics Office validating that the covered account is managed by a third-party investment advisor who has discretionarytrading authority over that covered account. To qualify for this exception, the third-party investment advisor must • shares of stock (of both public and private companies) • ownership units in a private company or partnership • corporate and municipal bonds • bonds convertible into stock • options on securities (including options on stocks and stock indexes) • security futures (futures on covered securities) • shares of exchange-tradedfunds (ETFs) • shares of closed-end funds Exceptions The following are not considered by (including trading discretion or • any other immediate family member exercise all trading discretion over covered securities (please note who shares your household and (a) is under 18 or (b) is supported financially by you or who financially supports you • anyone else the Ethics Office has designated as a covered person This is not an exclusive list, and a covered person may include, for example, immediate family members who live with you but whom you do not financially support, or whom you financially support or who financially support you but who do not live with you. If you have any doubt as to whether a person would be considered a “covered person” under the Code of Ethics, contact the Ethics Office. Immediate family member Your spouse or domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage: • children, stepchildren, and grandchildren • parents, stepparents, and grandparents • siblings • parents-, children-, and siblings-in-law Domestic partner A person in a marriage-like relationship with you who is not your relative, has reached the age of majority, and is not married to any other person. You and your domestic partner must have lived together for at least one year, with the intent to be life partners, and generally must be economically interdependent. investment control), any of the following: • a covered person • any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity • any trust of which you or any of your covered persons: – participates in makinginvestment decisions for the trust – is a trustee of the trust – is a settlor who can independently revoke the trust and participate in making investment decisions for the trust Exception With prior written approval from the Ethics Office, a covered account may qualify for an exception from these rules where: • it is the account of a nonprofit organization and a covered person is a member of a board or committee responsible for the investments of the organization, provided that the covered person does not participate in investment decisions with respect to covered securities • it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program, and a covered person participates in investment decisions with respect to the account Fidelity fund The terms “fund” and “Fidelity fund” mean any investment company or pool of assets that is advised or sub advised by any Fidelity entity. the covered account and will not accept any order to buy or sell specific securities from the employee or any other covered person. An approved discretionary managed account will still be subject to the Code of Ethics and all provisions in the Code of Ethics unless otherwise stated in a specific exception. Covered security This definition applies to all persons subject to this version of the Code of Ethics. Covered securities include securities in which a covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to: • shares of Fidelity mutual funds (except money market funds), including shares of Fidelity funds in a 529 plan • shares of another company’s mutual fund if it is advised by Fidelity (check the prospectus to see if this is the case) • interests in a variable annuity or life insurance product in which any of the underlying assets are held in funds advised by Fidelity, such as Fidelity VIP Funds (check the prospectus to see if this is the case) • interests in Fidelity’s deferred compensation plan reflecting hypothetical investments in Fidelity funds • interests in Fidelity’s deferred bonus plan (ECI) reflecting hypothetical investments in Fidelity funds that securities accounts holding non-covered securities still require disclosure): • shares of money market funds (including Fidelity moneymarket funds) • shares of non-Fidelity open-end mutual funds (including shares of funds in non-Fidelity 529 plans) • shares, debentures, or other securities issued by FMR LLC to you as compensation or a benefit associated with your employment • U.S. Treasury securities • obligations of U.S. government agencies with remaining maturities of one year or less • money market instruments, such as certificates of deposit, banker’s acceptances, and commercialpaper • currencies • commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange Fidelity Internal Information CODE OF ETHICS — FUND ACCESS VERSION 11